Exhibit 10.2

Strictly personal and confidential

Arthur Schuetz

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February 10, 2026

Grant of 2026 STI Award

Dear Mr. Schuetz,

We are happy to inform you that, in recognition of the important role you fulfil within the group of companies of Schmid Group N.V. (the “Company”, and together with the companies that from time to time form part of its group, the “Group”), you are eligible to receive an equity award in the form of ordinary shares in the capital of the Company (‘‘Shares’’) for the financial year 2026 (the “2026 STI Award”) as included in this award letter.

The 2026 STI Award aims to incentivise the achievement of short-term financial objectives as determined by the Management Board of the Company (the ‘‘Board’’) and subject to the applicable corporate approvals.

Terms and conditions

The 2026 STI Award is subject to the following terms and conditions.

1.	The 2026 STI Award comprises of 35,000 Shares linked to an EBIT target of EUR 19.5 million at the end of the financial year (as set out below):
●	A 30% underperformance against this target results in no entitlement.
●	A 30% overperformance entitles you to a maximum entitlement of 200%.
Financial Year	STI Target	Below Threshold	At-Target	Above Threshold	Maximum entitlement
2026	EBIT Target EUR 19.5 million	0%	100%	130%	Up to 200%

2.

You are eligible to the 2026 STI Award after audit confirmation of the consolidated annual accounts over FY2026 (the ‘‘Entitlement Date’’), subject to all targets and conditions being met and provided that:

i.	you are actively employed or engaged in good standing at the Entitlement Date of the 2026 STI Award (expected to be in May 2027;
ii.	you have not given notice of resignation at or prior to the Entitlement Date;
iii.

you have not acted in breach of any material contractual undertakings (including any restrictive covenants) as set out in this award letter, any employment or any other relevant agreements concluded between the relevant Group Company and you;

iv.

your employer has not given notice, or otherwise taken the initiative, to terminate the employment for (urgent) cause. Cause means that you have been given notice or your employment has been terminated for being involved in any wrongful act, such as gross negligence, intentional misconduct, theft, embezzlement, fraud or other serious misconduct or material error and/or materially breached applicable anti-bribery, anti-money laundering, antitrust or sanctions laws or regulations at the Entitlement Date.

3.

Except as otherwise provided for in this award letter, if you are no longer actively employed or engaged in good standing, i.e. including death, permanent disability or retirement, at or prior to the Entitlement Date, your (unvested and/or unexercised) awards shall be (deemed) forfeited, without you being entitled to any further compensation.

4.

The Board retains at all times the discretion to adjust the outcome of the 2026 STI Award to ensure alignment with underlying performance and may, at their sole discretion and acting in good faith, postpone, reduce, cancel or recover any variable remuneration awarded or paid to you, taking into account the applicable Company policies and guidelines, all relevant factors, including whether such action may prejudice the interests of the Company and/or the Group in any related proceedings or investigations.

5.

The issuance of the Shares under this award letter shall be at the discretion of the Board. The Board may issue the Shares at any time, provided that the Shares shall be issued no later than one (1) year after the Entitlement Date.

6.

The Board may decide to satisfy an award by paying you a gross amount in cash equal to the fair market value of the number of Shares that would otherwise be issued, transferred or delivered to you following the Entitlement Date and/or decide to grant you an award in cash instead of Shares.

7.	Unless otherwise agreed between parties, The 2026 STI Award replaces any previous STI entitlements or programs and will be calculated over the full financial year 2026.
8.	The grant of an award for any year does not create any right or expectation to receive an award in any subsequent year.

9.	The awards are strictly personal and may not be assigned, transferred, pledged, encumbered or otherwise used for the purpose of creating a security title or interest of whatsoever nature thereon.
10.

Neither the awards, nor any proceeds or payment following from this award letter will form part of your regular income and will not be taken into account for the purpose of calculating any severance, resignation, redundancy, and/or service payments, bonuses, long service awards, pension or retirement benefits or similar payments.

11.

Any taxes and other costs incurred by you or a Group Company on behalf of you, in connection with any awards will under all circumstances be for the account of you and these will, where applicable, be deducted from the awards granted or be deducted from the remuneration paid to you where this would not be possible. By accepting any awards under this award letter, you provide an irrevocable power of attorney to the Company to sell such part of your Shares (to be) delivered pursuant to this award letter and to withhold and maintain such part of the proceeds of this sale as is necessary to cover any taxes and costs incurred by you in connection with the awards included in this award letter.

12.

Continental Stock Transfer & Trust Company is the transfer agent in New York and maintains the shareholders’ and warrant holders’ register on behalf of the Board and acts as transfer agent and registrar for the Shares, subject to the applicable terms and conditions of the transfer agency. The Shares are listed in book-entry form and such Shares, through the transfer agent, are not certificated.

13.	The granting of any awards is subject to the applicable rules and regulations (including the Insider Trading Policy, SEC rules and NASDAQ rules).
14.	This award letter shall be governed by and construed in accordance with the laws of the Netherlands.

We kindly ask you to treat the details of this award letter as highly confidential at all times.

Let us know if you have further questions.

Kind regards,

Christian Schmid
CEO

Confirmation of Acceptance

I, Arthur Schuetz, have read and understand the contents of this award letter and hereby agree to be bound by the terms and conditions set out therein.

Signature:

Date: